September 12, 2005



Mr. Hua Yang
Chief Financial Officer and Senior Vice President
CNOOC Limited
65th Floor, Bank of China Tower
One Garden Road,
Central Hong Kong

	Re:	CNOOC Limited
		Form 20-F for the Fiscal Year Ended December 31, 2004
Filed June 22, 2005
		File No. 001-14966


Dear Mr.Yang:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      Sincerely,



								April Sifford
								Branch Chief

cc: 	Mr. Ryan Milne






Mr./Ms.
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Date, 2005
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